Exhibit 5.1

Irvine Sensors Corporation

300 Redhill Avenue

Costa Mesa, California 92626

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Irvine Sensors Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the sale from time to time of up to 1,544,231 shares (the “Outstanding Shares”) of the Company’s common stock currently issued, and 375,000 shares (the “Warrant Shares”) issuable upon the exercise of currently outstanding warrants (the “Warrants”) by the Selling Stockholders named in the Registration Statement.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be sold for a price per share not less than the par value per share of the Common Stock, will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company’s Board of Directors in accordance with such resolutions and will be issued and sold as described in the Registration Statement.

Based on the foregoing, we are of the opinion that (a) the Outstanding Shares have been duly authorized by all requisite corporate action and are legally issued, fully-paid and non-assessable and if, as and when the Warrant Shares are issued and sold (and the exercise price and other consideration therefor has been received) pursuant to the provisions of the respective Warrants and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of California and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Dated:    May 7, 2003

Very truly yours,

/s/    Dorsey & Whitney LLP

DORSEY & WHITNEY LLP